Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Todd Ernst
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Strong Second Quarter 2016 Results

•	Strong bookings of $7.1 billion; book-to-bill ratio of 1.18

•	Net sales of $6.0 billion, up 3.2 percent

•	EPS from continuing operations of $2.38

•	Strong operating cash flow from continuing operations of $746 million

•	Increased full-year 2016 guidance for EPS and operating cash flow from continuing operations
__________________________________________________________________________________________________

WALTHAM, Mass., (July 28, 2016) - Raytheon Company (NYSE: RTN) today announced net sales for the second quarter 2016 of $6.0 billion, up 3 percent compared to $5.8 billion in the second quarter 2015.
Second quarter 2016 EPS from continuing operations was $2.38 compared to $1.65 in the second quarter 2015. Second quarter 2016 EPS from continuing operations included a tax-free gain of $0.53 related to the ThalesRaytheonSystems (TRS) transaction, discussed further below, which had been previously forecast in the third quarter of 2016. In addition, as expected, second quarter 2016 included a tax benefit of $0.10 from the new accounting standard for stock compensation, previously adopted in the first quarter of 2016. Second quarter 2015 EPS from continuing operations included a $0.29 favorable impact from a tax settlement. Second quarter 2016 EPS from continuing operations included a favorable FAS/CAS Adjustment of $0.24 compared to a favorable FAS/CAS Adjustment of $0.10 in the second quarter 2015.

“The Company had strong second quarter operating results, with bookings, sales, operating margin, earnings per share, and cash flow all ahead of our expectations,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “We begin the second half of 2016 with continued confidence in our growth outlook, and we have increased our guidance for earnings and cash flow as a result of our strong year-to-date performance.”

Operating cash flow from continuing operations for the second quarter 2016 was $746 million compared to $376 million for the second quarter 2015. The increase in operating cash flow from continuing operations in the second quarter 2016 was primarily due to the timing of payments and cash taxes, as well as lower required pension contributions. The second quarter 2015 included the collection of $226 million from the eBorders settlement.

Summary Financial Results

	2nd Quarter			%	Six Months				%
($ in millions, except per share data)	2016		2015	Change	2016		2015		Change

Bookings	$7,118		$7,580	-6.1%	$13,319		$12,051		10.5%
Net Sales	$6,035		$5,848	3.2%	$11,798		$11,136		5.9%
Income from Continuing Operations attributable to Raytheon Company	$710	[1]	$504	40.9%	$1,138	[1]	$1,055	[2]	7.9%
EPS from Continuing Operations	$2.38	[1]	$1.65	44.2%	$3.81	[1]	$3.44	[2]	10.8%
Operating Cash Flow from Continuing Operations	$746		$376		$1,071		$431
Workdays in Fiscal Reporting Calendar	64		64		129		125
[1] Second quarter and six months 2016 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the tax-free gain of $158 million and $0.53 impact, respectively, for the TRS transaction.

[2] Six months 2015 Income from Continuing Operations attributable to Raytheon Company and EPS from Continuing Operations included the favorable $181 million pretax ($131 million after-tax) and $0.42 impact, respectively, for the first quarter 2015 eBorders settlement.

The Company had bookings of $7.1 billion in the second quarter 2016, resulting in a book-to-bill ratio of 1.18 in the quarter. Second quarter 2015 bookings were $7.6 billion. Year-to-date 2016 bookings were $13.3 billion, resulting in a book-to-bill ratio of 1.13. Year-to-date 2015 bookings were $12.1 billion.
In the second quarter 2016, the Company repurchased 1.6 million shares of common stock for $202 million. Year-to-date 2016, the Company repurchased 4.8 million shares of common stock for $602 million.
As previously announced, on June 29, 2016 the Company and Thales concluded the transaction to transition the stakeholder positions each company held in the TRS joint venture structure – with Raytheon acquiring 100 percent of the TRS U.S. operations and Thales acquiring 100 percent of the French operations. As a result of the transaction, Raytheon made a net cash payment to Thales in the amount of $90 million and recorded a tax-free gain of $158 million or $0.53 per diluted share in its second quarter financial results.
Backlog

($ in millions)	Period Ending
	Q2 2016	Q2 2015	2015
Backlog	$35,310	$34,494	$34,669
Funded Backlog	$26,135	$25,332	$25,060
Backlog and funded backlog at the end of the second quarter 2016 was $35.3 billion and $26.1 billion, respectively, an increase for each of approximately $0.8 billion compared to the end of the second quarter 2015.
Outlook
The Company has updated its financial outlook for 2016 and increased guidance for EPS and operating cash flow from continuing operations. Charts containing additional information on the Company's 2016 outlook are available on the Company's website at www.raytheon.com/ir.

2016 Financial Outlook
	Current	Prior (4/28/16)
Net Sales ($B)	24.0 - 24.5	24.0 - 24.5
Deferred Revenue Adjustment ($M)[1]	(77)	(77)
Amortization of Acquired Intangibles ($M)[1]	(121)	(121)
FAS/CAS Adjustment ($M)	428	428
Interest Expense, net ($M)	(215) - (225)*	(220) - (230)
Diluted Shares (M)	296 - 298	296 - 298
Effective Tax Rate	~28.0%*	~28.5%
EPS from Continuing Operations	$7.13 - $7.33*	$6.93 - $7.13
Operating Cash Flow from Continuing Operations ($B)	2.8 - 3.1*	2.7 - 3.0
* Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

Segment Results
The Company's reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and Forcepoint.

Integrated Defense Systems
	2nd Quarter			Six Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,399	$1,565	-11%	$2,736	$2,872	-5%
Operating Income[1]	$375	$202	NM	$522	$385	NM
Operating Margin[1]	26.8%	12.9%		19.1%	13.4%
[1] Second quarter 2016 operating income and operating margin include the favorable $158 million impact of the TRS transaction.
NM = Not Meaningful
Integrated Defense Systems (IDS) had second quarter 2016 net sales of $1,399 million compared to $1,565 million in the second quarter 2015. The change in net sales for the quarter was primarily driven by the recognition of previously deferred precontract costs on an international Patriot program in the second quarter 2015.
IDS recorded $375 million of operating income in the second quarter 2016 compared to $202 million in the second quarter 2015. The increase in operating income for the quarter was primarily driven by the TRS transaction discussed earlier, which resulted in a $158 million tax-free gain in the second quarter 2016. In addition, second quarter 2015 included a $33 million unfavorable impact related to the Air Warfare Destroyer (AWD) program.
During the quarter, IDS booked $487 million to provide advanced Patriot air and missile defense capabilities for Kuwait. IDS also booked $354 million on the Aegis weapon system for the U.S. Navy and international customers and $117 million for in-service support for the Collins class submarine for the Royal Australian Navy.

Intelligence, Information and Services
	2nd Quarter			Six Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,642	$1,594	3%	$3,135	$3,055	3%
Operating Income[1]	$124	$122	2%	$224	$417	NM
Operating Margin[1]	7.6%	7.7%		7.1%	13.6%
[1] First six months 2015 operating income and operating margin include the favorable $181 million impact of the eBorders settlement.
NM = Not Meaningful
Intelligence, Information and Services (IIS) had second quarter 2016 net sales of $1,642 million, up 3 percent compared to $1,594 million in the second quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on cybersecurity and special missions programs.
IIS recorded $124 million of operating income in the second quarter 2016 compared to $122 million in the second quarter 2015.
During the quarter, IIS booked $574 million on domestic and foreign training programs in support of Warfighter FOCUS activities. IIS also booked $453 million on a number of classified contracts.

Missile Systems
	2nd Quarter			Six Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,656	$1,559	6%	$3,376	$3,032	11%
Operating Income	$223	$184	21%	$415	$391	6%
Operating Margin	13.5%	11.8%		12.3%	12.9%
Missile Systems (MS) had second quarter 2016 net sales of $1,656 million, up 6 percent compared to $1,559 million in the second quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on the Paveway™ program.
MS recorded $223 million of operating income in the second quarter 2016 compared to $184 million in the second quarter 2015. The increase in operating income for the quarter was primarily driven by higher net program efficiencies and a favorable change in program mix in the second quarter 2016.
During the quarter, MS booked $298 million for AIM-9X® Sidewinder short-range air-to-air missiles, $292 million for Paveway, $230 million for Standard Missile-3 (SM-3®), $118 million for Evolved SeaSparrow Missiles (ESSM), and $109 million for Advanced Medium-Range Air-to-Air Missiles (AMRAAM®), all for U.S. and international customers. MS also booked $186 million for the Woomera Mobile Range Upgrade program for the Royal Australian Air Force and $122 million for the Miniature Air Launched Decoy (MALD®) for the U.S. Air Force.

Space and Airborne Systems
	2nd Quarter			Six Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$1,547	$1,416	9%	$2,997	$2,774	8%
Operating Income	$203	$195	4%	$376	$377	-
Operating Margin	13.1%	13.8%		12.5%	13.6%

Space and Airborne Systems (SAS) had second quarter 2016 net sales of $1,547 million, up 9 percent compared to $1,416 million in the second quarter 2015. The increase in net sales for the quarter was primarily driven by higher sales on classified programs.
SAS recorded $203 million of operating income in the second quarter 2016 compared to $195 million in the second quarter 2015. The increase in operating income for the quarter was primarily due to improved program performance and higher volume, partially offset by a change in program mix.
During the quarter, SAS booked $992 million on the Next Generation Jammer (NGJ) program for the U.S. Navy and $90 million on the next-generation Multi-Spectral Targeting System (MTS) for the U.S. Air Force. SAS also booked $424 million on a number of classified contracts.

Forcepoint
	2nd Quarter			Six Months
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Sales	$138	$57	NM	$274	$81	NM
Operating Income	$7	$(1)	NM	$21	$(1)	NM
Operating Margin	5.1%	(1.8)%		7.7%	(1.2)%
NM = Not Meaningful
Forcepoint had second quarter 2016 net sales of $138 million compared to $57 million in the second quarter 2015. Forcepoint recorded $7 million of operating income in the second quarter 2016 compared to a loss of $1 million in the second quarter 2015. The increase in net sales and operating income for the quarter was primarily due to the acquisition of Websense in May 2015.

About Raytheon
Raytheon Company, with 2015 sales of $23 billion and 61,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 94 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the Second Quarter 2016 Financial Results
Raytheon's financial results conference call will be held on Thursday, July 28, 2016 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O'Brien, vice president and CFO; and other Company executives.
The dial-in number for the conference call will be (866) 700-6293 in the U.S. or (617) 213-8835 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the Company's financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company's current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company's actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company's dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation and obtain approvals, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the impact of potential security and cyber threats, and other disruptions; the ability to recruit and retain qualified personnel; the risk that actual pension returns, discount rates or other actuarial assumptions are significantly different than the Company's assumptions; the risk of cost overruns, particularly for the Company's fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the Company's financial statements; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; and other factors as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments may contain non-GAAP financial measures. In such event, a GAAP reconciliation and a discussion of the Company's use of these measures are included in this release or the attachments.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
Second Quarter 2016

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15

Net sales	$6,035	$5,848	$11,798	$11,136
Operating expenses
Cost of sales	4,380	4,525	8,780	8,358
General and administrative expenses	695	675	1,446	1,290
Total operating expenses	5,075	5,200	10,226	9,648
Operating income	960	648	1,572	1,488
Non-operating (income) expense, net
Interest expense	58	59	116	117
Interest income	(4)	(2)	(8)	(6)
Other (income) expense, net	(1)	(1)	(3)	(3)
Total non-operating (income) expense, net	53	56	105	108
Income from continuing operations before taxes	907	592	1,467	1,380
Federal and foreign income taxes	202	90	358	324
Income from continuing operations	705	502	1,109	1,056
Income (loss) from discontinued operations, net of tax	(1)	1	—	1
Net income	704	503	1,109	1,057
Less: Net income (loss) attributable to noncontrolling
interests in subsidiaries	(5)	(2)	(29)	1
Net income attributable to Raytheon Company	$709	$505	$1,138	$1,056

Basic earnings per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$2.39	$1.65	$3.81	$3.44
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	2.39	1.65	3.81	3.44

Diluted earnings per share attributable to Raytheon
Company common stockholders:
Income from continuing operations	$2.38	$1.65	$3.81	$3.44
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	2.38	1.65	3.81	3.44

Amounts attributable to Raytheon Company common
stockholders:
Income from continuing operations	$710	$504	$1,138	$1,055
Income (loss) from discontinued operations, net of tax	(1)	1	—	1
Net income	$709	$505	$1,138	$1,056

Average shares outstanding
Basic	297.3	305.4	298.2	306.8
Diluted	297.6	305.7	298.6	307.2

Attachment B
Raytheon Company
Preliminary Segment Information
Second Quarter 2016

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Three Months Ended		Three Months Ended		Three Months Ended
	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15

Integrated Defense Systems	$1,399	$1,565	$375	$202	26.8%	12.9%
Intelligence, Information and Services	1,642	1,594	124	122	7.6%	7.7%
Missile Systems	1,656	1,559	223	184	13.5%	11.8%
Space and Airborne Systems	1,547	1,416	203	195	13.1%	13.8%
Forcepoint	138	57	7	(1)	5.1%	(1.8)%
Eliminations	(326)	(333)	(34)	(36)
Total business segment	6,056	5,858	898	666	14.8%	11.4%
Acquisition Accounting Adjustments	(21)	(10)	(51)	(32)
FAS/CAS Adjustment	—	—	109	49
Corporate	—	—	4	(35)
Total	$6,035	$5,848	$960	$648	15.9%	11.1%

					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
(In millions, except percentages)	Six Months Ended		Six Months Ended		Six Months Ended
	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15

Integrated Defense Systems	$2,736	$2,872	$522	$385	19.1%	13.4%
Intelligence, Information and Services	3,135	3,055	224	417	7.1%	13.6%
Missile Systems	3,376	3,032	415	391	12.3%	12.9%
Space and Airborne Systems	2,997	2,774	376	377	12.5%	13.6%
Forcepoint	274	81	21	(1)	7.7%	(1.2)%
Eliminations	(673)	(668)	(67)	(69)
Total business segment	11,845	11,146	1,491	1,500	12.6%	13.5%
Acquisition Accounting Adjustments	(47)	(10)	(109)	(46)
FAS/CAS Adjustment	—	—	214	98
Corporate	—	—	(24)	(64)
Total	$11,798	$11,136	$1,572	$1,488	13.3%	13.4%

Attachment C
Raytheon Company
Other Preliminary Information
Second Quarter 2016

(In millions)	Funded Backlog		Total Backlog
	3-Jul-16	31-Dec-15	3-Jul-16	31-Dec-15

Integrated Defense Systems	$8,584	$8,961	$9,959	$10,629
Intelligence, Information and Services	2,745	2,933	6,060	6,367
Missile Systems	8,646	7,998	10,943	10,885
Space and Airborne Systems	5,691	4,692	7,877	6,309
Forcepoint	469	476	471	479
Total	$26,135	$25,060	$35,310	$34,669

	Three Months Ended		Six Months Ended
	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15

Total Bookings	$7,118	$7,580	$13,319	$12,051

	Three Months Ended		Six Months Ended
	3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15

Administrative and selling expenses	$514	$489	$1,066	$962
Research and development expenses	181	186	380	328
Total general and administrative expenses	$695	$675	$1,446	$1,290

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
Second Quarter 2016

(In millions)
	3-Jul-16	31-Dec-15
Assets
Current assets
Cash and cash equivalents	$2,016	$2,328
Short-term investments	703	872
Contracts in process, net	6,249	5,564
Inventories	671	635
Prepaid expenses and other current assets	211	413
Total current assets	9,850	9,812

Property, plant and equipment, net	2,028	2,005
Goodwill	14,791	14,731
Other assets, net	2,429	2,733
Total assets	$29,098	$29,281

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Advance payments and billings in excess of costs incurred	$2,136	$2,193
Accounts payable	1,405	1,402
Accrued employee compensation	1,113	1,154
Other current liabilities	1,360	1,377
Total current liabilities	6,014	6,126

Accrued retiree benefits and other long-term liabilities	7,092	7,140
Long-term debt	5,333	5,330

Redeemable noncontrolling interest	343	355

Equity
Raytheon Company stockholders' equity
Common stock	3	3
Additional paid-in capital	—	398
Accumulated other comprehensive loss	(6,899)	(7,176)
Retained earnings	17,212	16,903
Total Raytheon Company stockholders' equity	10,316	10,128
Noncontrolling interests in subsidiaries	—	202
Total equity	10,316	10,330
Total liabilities, redeemable noncontrolling interest and equity	$29,098	$29,281

Attachment E
Raytheon Company
Preliminary Cash Flow Information
Second Quarter 2016

	Six Months Ended
(In millions)	3-Jul-16	28-Jun-15
Cash flows from operating activities
Net income	$1,109	$1,057
(Income) loss from discontinued operations, net of tax	—	(1)
Income from continuing operations	1,109	1,056
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of acquisitions and divestitures
Depreciation and amortization	247	223
Stock-based compensation	89	87
Gain on sale of equity method investment	(158)	—
Deferred income taxes	(67)	(232)
Tax benefit from stock-based awards	—	(42)
Changes in assets and liabilities
Contracts in process, net and advance payments and billings in excess of costs incurred	(734)	(795)
Inventories	(35)	(106)
Prepaid expenses and other current assets	155	29
Income taxes receivable/payable	64	92
Accounts payable	49	(99)
Accrued employee compensation	(43)	(117)
Other current liabilities	(76)	13
Accrued retiree benefits	445	408
Other, net	26	(86)
Net cash provided by (used in) operating activities from continuing operations	1,071	431
Net cash provided by (used in) operating activities from discontinued operations	—	1
Net cash provided by (used in) operating activities	1,071	432
Cash flows from investing activities
Additions to property, plant and equipment	(237)	(143)
Proceeds from sales of property, plant and equipment	1	19
Additions to capitalized internal use software	(26)	(26)
Purchases of short-term investments	(472)	(148)
Sales of short-term investments	—	209
Maturities of short-term investments	599	774
Payments for purchases of acquired companies, net of cash received	(57)	(1,892)
Other	6	(15)
Net cash provided by (used in) investing activities	(186)	(1,222)
Cash flows from financing activities
Dividends paid	(419)	(391)
Repurchases of common stock under share repurchase programs	(602)	(500)
Repurchases of common stock to satisfy tax withholding obligations	(92)	(96)
Acquisition of noncontrolling interest in RCCS LLC	(90)	—
Contribution from noncontrolling interests in Forcepoint	11	—
Tax benefit from stock-based awards	—	42
Sale of noncontrolling interest in Forcepoint	—	343
Other	(5)	(2)
Net cash provided by (used in) financing activities	(1,197)	(604)
Net increase (decrease) in cash and cash equivalents	(312)	(1,394)
Cash and cash equivalents at beginning of the year	2,328	3,222
Cash and cash equivalents at end of period	$2,016	$1,828

Attachment F
Raytheon Company
Supplemental EPS Information
Second Quarter 2016

(In millions, except per share amounts)		Three Months Ended		Six Months Ended
		3-Jul-16	28-Jun-15	3-Jul-16	28-Jun-15
Per share impact of the FAS/CAS Adjustment (A)		$0.24	$0.10	$0.47	$0.21
Per share impact of the TRS transaction (B)		0.53	—	0.53	—
Per share impact of adoption of new accounting standard for stock compensation (C)		0.10	—	0.15	—
Per share impact of the IRS tax settlement (D)		—	0.29	—	0.29

(A)	FAS/CAS Adjustment	$109	$49	$214	$98
	Tax effect (at 35% statutory rate)	(38)	(17)	(75)	(34)
	After-tax impact	71	32	139	64
	Diluted shares	297.6	305.7	298.6	307.2
	Per share impact	$0.24	$0.10	$0.47	$0.21

(B)	TRS transaction	$158	$—	$158	$—
	Diluted shares	297.6	—	298.6	—
	Per share impact	$0.53	$—	$0.53	$—

(C)	Adoption of new accounting standard for stock compensation	$29	$—	$45	$—
	Diluted shares	297.6	—	298.6	—
	Per share impact	$0.10	$—	$0.15	$—

(D)	IRS tax settlement	$—	$88	$—	$88
	Diluted shares	—	305.7	—	307.2
	Per share impact	$—	$0.29	$—	$0.29